EXHIBIT 10.2
MATERIAL TERMS OF PETER HUGHES EMPLOYMENT
EFFECTIVE JANUARY 23, 2006
•	Hired as the Company’s Chief Operating Officer effective January 23, 2006.

•	Annual salary of $250,000.

•	Eligible for a performance-based $50,000 annual bonus.

•	Hired as an at-will employee. If terminated without cause, eligible for a one-time payment equal to six months of base salary.

•	Was granted an option to purchase 150,000 shares of the Company’s common stock, at an exercise price equal to the common stock’s market price on the date of grant of $6.20. The option vests in equal installments over a five year period, beginning on the first anniversary of the January 23, 2006 grant date and continuing on each subsequent anniversary date until fully vested.